Exhibit 3.1(d)

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

INOVIO BIOMEDICAL CORPORATION

The undersigned, J. Joseph Kim, hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Inovio Biomedical Corporation, a Delaware corporation.

2. Article FIRST of the Certificate of Incorporation of the corporation is amended and restated in its entirety to read as follows:

“FIRST The name of the corporation is Inovio Pharmaceuticals, Inc. (hereinafter the “Corporation”).”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242(b)(1) of the Delaware General Corporation Law.

The undersigned declares that he has caused this certificate to be signed on May 14, 2010.

/s/ J. Joseph Kim
J. Joseph Kim President and Chief Executive Officer